UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2005

INDEPENDENT BANK CORPORATION
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-7818 (Commission File Number)	38-2032782 (IRS Employer Identification no.)

230 West Main Street Ionia, Michigan (Address of principal executive office)	48846 (Zip Code)

Registrant’s telephone number,
including area code:
(616) 527-9450

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        [  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        [  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        [  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        [  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

On January 26, 2005, Independent Bank Corporation issued a press release announcing results for the fourth fiscal quarter. A copy of the press release is attached as Exhibit 99.1. Attached exhibit 99.2 contains supplemental data to the press release.

The information in this Form 8-K and the attached Exhibits shall not be deemed filed for purposes of Section 18 of the Securities Act of 1934, as amended, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits

Exhibits.

99.1   Press release dated January 26, 2005.

99.2   Supplemental data to the Registrant's press release dated January 26, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date January 26, 2005 —————————————— Date January 26, 2005 ——————————————	INDEPENDENT BANK CORPORATION
(Registrant)

By: /s/ Robert N. Shuster
       ——————————————
       Robert N. Shuster, Principal Financial
       Officer

By: /s/ James J. Twarozynski
       ——————————————
       James J. Twarozynski, Principal
Accounting Officer

NEWS FROM	Exhibit 99.1

CONTACT:	Robert N. Shuster #616/527-5820 ext. 1257

FOR IMMEDIATE USE

INDEPENDENT BANK CORPORATION
REPORTS FOURTH QUARTER AND FULL YEAR 2004 RESULTS

IONIA, Michigan, January 26, 2005 . . . Independent Bank Corporation (Nasdaq: IBCP) (the “Company”), a Michigan-based bank holding company reported that its fourth quarter 2004 net income was $10.8 million or $0.50 per diluted share. A year earlier, net income totaled $9.3 million or $0.47 per diluted share.

Fourth quarter 2004 results were adversely impacted by securities losses of $1.2 million (which includes an other than temporary impairment charge of $1.5 million that is discussed in greater detail below) and a severance charge of approximately $2.3 million. On an after tax basis these charges approximated $0.11 per diluted share. Increases in net interest income and deposit fee income as well as a decline in the provision for loan losses positively impacted fourth quarter 2004 results.

The Company’s net income for all of 2004 totaled $38.6 million or $1.84 per diluted share. In 2003 full year net income was $37.6 million or $1.87 per diluted share. Return on average equity and return on average assets were 19.42% and 1.42%, respectively in 2004 compared to 24.89% and 1.69%, respectively in 2003.

Commenting on 2004 results, the Company’s Chairman, Charles C. Van Loan stated, “This past year was very challenging. At the start of 2004 we projected relatively flat earnings compared to 2003 primarily because of an expected steep drop in mortgage banking revenues due to lower mortgage refinance activity. However, in addition to having to overcome a decline in gains on real estate mortgage loan sales of $10.3 million in 2004 we also had to overcome several unusual charges and expenses during the year. Despite these financial challenges we substantially achieved our original performance objectives for the year and we also were able to successfully complete two bank acquisitions. We are optimistic that 2005 will be an excellent year for Independent Bank Corporation and based upon our current business plan we presently expect a range of $2.10 to $2.20 for full year diluted earnings per share.”

On May 31, 2004, the Company completed its acquisition of Midwest Guaranty Bancorp, Inc. (“Midwest”). The Company issued 997,700 shares of its common stock and paid $16.6 million in cash to the Midwest shareholders. 2004 includes the results of Midwest’s operations subsequent to May 31, 2004. At the time of acquisition, Midwest had total assets of $238.0 million, total loans of $205.0 million, total deposits of $198.9 million and total stockholders’ equity of $18.7 million. We recorded purchase accounting adjustments related to the Midwest acquisition including recording goodwill of $23.1 million, establishing a core deposit intangible of $4.9 million and a covenant not to compete of $1.3 million.

On July 1, 2004, the Company completed its acquisition of North Bancorp, Inc. (“North”). The Company issued 345,391 shares of its common stock to the North shareholders. 2004 includes the results of North’s operations beginning on July 1, 2004. At the time of acquisition, North had total assets of $155.1 million, total loans of $103.6 million, total deposits of $123.8 million and total stockholders’ equity of $3.3 million. We recorded purchase accounting adjustments related to the North acquisition including recording goodwill of $2.9 million and establishing a core deposit intangible of $2.2 million.

The Company’s tax equivalent net interest income totaled $34.5 million during the fourth quarter of 2004, which represents a $7.4 million or 27.3% increase from the comparable quarter one year earlier. The adjustments to determine tax equivalent net interest income were $1.5 million and $1.4 million for the fourth quarters of 2004 and 2003, respectively, and were computed using a 35% tax rate. The increase in tax equivalent net interest income reflects a $628.5 million increase in the balance of average interest-earning assets that was partially offset by a 6 basis point decrease in the Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”). The increase in average interest-earning assets is due to the Midwest and North acquisitions as well as growth in commercial loans, finance receivables and investment securities. The net interest margin was equal to 4.94% during the fourth quarter of 2004 compared to 5.00% in the fourth quarter of 2003. This decrease was due to a decline in the tax equivalent yield on average interest-earning assets to 6.77% in the fourth quarter of 2004 from 6.95% in the fourth quarter of 2003. This decline is due to the pay down of higher yielding loans and investment securities and the addition of new loans and new investment securities at lower interest rates as well as the impact of the North acquisition. The decrease in the tax equivalent yield on average interest-earning assets was partially offset by a 12 basis point decline in the Company’s interest expense as a percentage of average interest-earning assets (the “cost of funds”) to 1.83% during the fourth quarter of 2004 from 1.95% during the fourth quarter of 2003. The decline in the Company’s cost of funds was primarily due to the maturity of higher costing time deposits and borrowings, as well as increased levels of lower cost core deposits (including those added as a result of the Midwest and North acquisitions).

Service charges on deposits totaled $4.6 million in the fourth quarter of 2004, a $0.7 million or 18.2% increase from the comparable period in 2003. The increase in deposit related service fees resulted primarily from the continued growth of checking accounts as well as the Midwest and North acquisitions.

Gains on the sale of real estate mortgage loans were $1.4 million and $2.3 million in the fourth quarters of 2004 and 2003, respectively. Real estate mortgage loan sales totaled $98.2 million in the fourth quarter of 2004 compared to $120.7 million in the fourth quarter of 2003. These declines primarily are a result of a drop in mortgage loan refinance activity as well as changes in the mix of mortgage loans originated for sale and originated for our portfolio. During the fourth quarter of 2004, gains on the sale of real estate mortgage loans were decreased by approximately $0.04 million, net, as a result of recording changes in the fair value of certain derivative instruments pursuant to Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activity” (“SFAS #133”), compared to a $0.5 million increase in the fourth quarter of 2003. Real estate mortgage loans originated totaled $165.3 million in the fourth quarter of 2004 compared to $153.0 million in the comparable quarter of 2003, and loans held for sale were $38.8 million at December 31, 2004 compared to $32.6 million at December 31, 2003.

Securities losses totaled $1.2 million in the fourth quarter of 2004 compared to securities losses of $24,000 in the fourth quarter of 2003. The securities losses in the fourth quarter of 2004 are comprised of impairment charges of $1.5 million that were partially offset by $0.3 million in securities gains primarily from the call of some preferred securities. In the fourth quarter of 2004 the Company recorded an other than temporary impairment charge of $1.4 million on various Fannie Mae and Freddie Mac preferred securities that it owns. After recording this impairment charge, the Company’s remaining book value for these securities was approximately $25.9 million at December 31, 2004. In addition the Company recorded a $0.1 million other than temporary impairment charge on a mobile home asset-backed security.

Real estate mortgage loan servicing generated income of $0.3 million in the fourth quarter of 2004 compared to income of $0.9 million in the fourth quarter of 2003. This decrease is primarily due to changes in the impairment reserve on and the amortization of capitalized mortgage loan servicing rights. Activity related to capitalized mortgage loan servicing rights is as follows:

	Quarter Ended (in thousands)		Year Ended (in thousands)
	12/31/04	12/31/03	12/31/04	12/31/03

Balance at beginning of period	$11,123	$7,690	$8,873	$4,455
Servicing rights acquired			1,138
Originated servicing rights capitalized	898	1,068	3,341	7,700
Amortization	(491)	(352)	(1,948)	(3,655)
(Increase)/decrease in impairment reserve	(170)	467	(44)	373

Balance at end of period	$11,360	$8,873	$11,360	$8,873

Impairment reserve at end of period			$766	$722

The decline in servicing rights capitalized is due to the lower level of real estate mortgage loan sales in 2004 compared to 2003. The amortization of capitalized mortgage loan servicing rights declined for all of 2004 compared to 2003 due to a lower level of mortgage loan prepayment activity. The impairment reserve on capitalized mortgage loan servicing rights totaled $0.8 million at December 31, 2004, compared to $0.6 million and $0.7 million at September 30, 2004, and December 31, 2003, respectively. The changes in the impairment reserve reflect the valuation of capitalized mortgage loan servicing rights at each period end. At December 31, 2004, the Company was servicing approximately $1.4 billion in real estate mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of approximately 5.87% and a weighted average service fee of 25.9 basis points.

Non-interest expense totaled $26.3 million in the fourth quarter of 2004, an increase of $4.8 million compared to the fourth quarter of 2003. The increase in fourth quarter non-interest expense was primarily due to severance costs of $2.3 million related to previously announced management changes at Mepco Insurance Premium Financing, Inc. The remainder of the increase in non-interest expense is primarily due to operating costs related to the addition of staff and branch offices from the Midwest and North acquisitions, increases in compensation and employee benefits, and Sarbanes-Oxley 404 implementation costs. The increase in compensation and employee benefits expense is primarily attributable to merit pay increases that were effective January 1, 2004, staffing level increases associated with the expansion and growth of the organization and an increase in health care insurance costs. Sarbanes-Oxley 404 implementation costs totaled $0.3 million and $0.6 million for the fourth quarter and full year of 2004, respectively. These expenses only represent costs incurred with external parties.

A breakdown of non-performing loans by loan type is as follows:

Loan Type	12/31/2004	9/30/2004	12/31/2003

	(Dollars in Millions)
Commercial	$5.4	$6.2	$3.9
Commercial guaranteed under federal program	1.1	1.0	2.3
Consumer	1.9	1.2	0.9
Mortgage	4.6	5.4	3.7
Finance receivables	2.1	2.3	1.9

Total	$15.1	$16.1	$12.7

Ratio of non-performing loans to total portfolio loans	0.68%	0.73%	0.76%

Other real estate and repossessed assets totaled $2.1 million at December 31, 2004 compared to $3.3 million at December 31, 2003. The provision for loan losses was $0.3 million and $1.6 million in the fourth quarters of 2004 and 2003, respectively. The level of the provision for loan losses in each period reflects the Company’s assessment of the allowance for loan losses taking into consideration factors such as loan mix, levels of non-performing and classified loans and net charge-offs. Net loan charge-offs for all of 2004 totaled $3.7 million, or 0.19% of average loans, compared to $3.5 million, or 0.23% of average loans, in 2003. Net loan charge-offs were $1.1 million (0.19% annualized of average loans) in the fourth quarter of 2004 compared to $1.9 million (0.43% annualized of average loans) in the fourth quarter of 2003. At

December 31, 2004 the allowance for loan losses totaled $24.7 million, or 1.11% of portfolio loans compared to $16.8 million, or 1.01% of portfolio loans at December 31, 2003.

Total assets were $3.09 billion at December 31, 2004 compared to $2.36 billion at December 31, 2003. Loans, excluding loans held for sale, increased to $2.23 billion at December 31, 2004 from $1.67 billion at December 31, 2003. The increase in loans is primarily due to the acquisitions of North and Midwest as well as growth in commercial loans, real estate mortgage loans and finance receivables. Deposits totaled $2.18 billion at December 31, 2004, an increase of $474.1 million from December 31, 2003. This increase is primarily attributable to the acquisitions of North and Midwest as well as increases in checking and savings deposits and brokered certificates of deposit. Stockholders’ equity totaled $230.3 million at December 31, 2004, or 7.44% of total assets, and represents a net book value per share of $10.87.

About Independent Bank Corporation

Independent Bank Corporation (Nasdaq: IBCP) is a Michigan-based bank holding company with total assets of over $3 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation now operates over 100 offices across Michigan’s Lower Peninsula through four state-chartered bank subsidiaries. These subsidiaries, Independent Bank, Independent Bank East Michigan, Independent Bank South Michigan and Independent Bank West Michigan, provide a full range of financial services, including commercial banking, mortgage lending, investments and title services. Financing for insurance premiums and extended automobile warranties is also available through Mepco Insurance Premium Financing, Inc., a wholly owned subsidiary of Independent Bank. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves. For more information, please visit our website at: www.ibcp.com

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “estimate,” “project,” “may” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management’s beliefs and assumptions based on information known to Independent Bank Corporation’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation’s management for future or past operations, products or services, and forecasts of the Company’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit quality trends. Such statements reflect the view of Independent Bank Corporation’s management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation’s plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	December 31, 2004	December 31, 2003

	(unaudited)

Assets	(in thousands)
Cash and due from banks	$72,815	$61,741
Securities available for sale	550,908	453,996
Federal Home Loan Bank stock, at cost	17,322	13,895
Loans held for sale	38,756	32,642
Loans
Commercial	931,251	603,558
Real estate mortgage	773,609	681,602
Installment	266,042	234,562
Finance receivables	254,388	147,671

Total Loans	2,225,290	1,667,393
Allowance for loan losses	(24,737)	(16,836)

Net Loans	2,200,553	1,650,557
Property and equipment, net	56,569	43,979
Bank owned life insurance	38,337	36,850
Goodwill	53,354	16,696
Other intangibles	13,503	7,523
Accrued income and other assets	51,910	43,135

Total Assets	$3,094,027	$2,361,014

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$287,672	$192,733
Savings and NOW	849,110	700,541
Time	1,040,165	809,532

Total Deposits	2,176,947	1,702,806
Federal funds purchased	117,552	53,885
Other borrowings	405,386	331,819
Subordinated debentures	64,197	52,165
Financed premiums payable	48,160	26,340
Accrued expenses and other liabilities	51,493	31,783

Total Liabilities	2,863,735	2,198,798

Shareholders' Equity
Preferred stock, no par value--200,000 shares authorized; none outstanding
Common stock, $1.00 par value--30,000,000 shares authorized;
issued and outstanding: 21,194,651 shares at December 31, 2004
and 19,521,137 shares at December 31, 2003	21,195	19,521
Capital surplus	158,797	119,401
Retained earnings	41,795	16,953
Accumulated other comprehensive income	8,505	6,341

Total Shareholders' Equity	230,292	162,216

Total Liabilities and Shareholders' Equity	$3,094,027	$2,361,014

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003

	(unaudited)		(unaudited)

	(in thousands, except per share amounts)
Interest Income
Interest and fees on loans	$39,868	$30,811	$139,846	$118,861
Securities available for sale
Taxable	3,131	3,112	12,497	11,687
Tax-exempt	2,504	2,225	9,439	8,207
Other investments	228	169	765	611

Total Interest Income	45,731	36,317	162,547	139,366

Interest Expense
Deposits	8,288	6,432	28,363	27,802
Other borrowings	4,489	4,165	16,651	16,311

Total Interest Expense	12,777	10,597	45,014	44,113

Net Interest Income	32,954	25,720	117,533	95,253
Provision for loan losses	343	1,641	4,309	4,032

Net Interest Income After Provision for Loan Losses	32,611	24,079	113,224	91,221

Non-interest Income
Service charges on deposit accounts	4,570	3,865	17,089	14,668
Net gains (losses) on asset sales
Real estate mortgage loans	1,353	2,268	5,956	16,269
Securities	(1,200)	(24)	856	(779)
Title insurance fees	457	459	2,036	3,092
Manufactured home loan origination fees	341	487	1,264	1,769
Real estate mortgage loan servicing	269	902	1,427	(294)
Other income	2,469	1,895	9,170	7,879

Total Non-interest Income	8,259	9,852	37,798	42,604

Non-interest Expense
Compensation and employee benefits	14,525	11,881	50,081	43,558
Occupancy, net	1,921	1,684	7,539	6,519
Furniture and fixtures	1,649	1,414	6,122	5,539
Other expenses	8,167	6,531	34,926	26,890

Total Non-interest Expense	26,262	21,510	98,668	82,506

Income Before Income Tax	14,608	12,421	52,354	51,319
Income tax expense	3,794	3,097	13,796	13,727

Net Income	$10,814	$9,324	$38,558	$37,592

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003

	(unaudited)		(unaudited)
Per Share Data (A)
Net Income
Basic	$.51	$.48	$1.88	$1.92
Diluted	.50	.47	1.84	1.87
Cash dividends declared	.17	.16	.66	.59

Selected Ratios
As a percent of average interest-earning assets
Tax equivalent interest income	6.77%	6.95%	6.71%	7.03%
Interest expense	1.83	1.95	1.80	2.15
Tax equivalent net interest income	4.94	5.00	4.91	4.88
Net income to
Average equity	18.80%	23.35%	19.42%	24.89%
Average assets	1.43	1.59	1.42	1.69

Average Shares (A)
Basic	21,146,179	19,496,788	20,462,185	19,587,942
Diluted	21,598,663	20,040,024	20,900,337	20,059,177

(A)	Average shares of common stock for basic net income per share include shares issued and outstanding during the period. Average shares of common stock for diluted net income per share include shares to be issued upon exercise of stock options and stock units for deferred compensation plan for non-employee directors.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES Supplemental Data	Exhibit 99.2

Non-performing assets

	December 31,
	2004	2003

	(dollars in thousands)
Non-accrual loans	$11,804	$9,122
Loans 90 days or more past due and
still accruing interest	3,123	3,284
Restructured loans	218	335

Total non-performing loans	15,145	12,741
Other real estate	2,113	3,256

Total non-performing assets	$17,258	$15,997

As a percent of Portfolio Loans
Non-performing loans	0.68%	0.76%
Allowance for loan losses	1.11	1.01
Non-performing assets to total assets	0.56	0.68
Allowance for loan losses as a percent of
non-performing loans	163	132

Allowance for loan losses

	Twelve months ended December 31,
	2004		2003

	Loan Losses	Unfunded Commitments	Loan Losses	Unfunded Commitments

	(in thousands)
Balance at beginning of period	$16,836	$892	$15,830	$875
Additions (deduction)
Allowance on loans acquired	8,236		517
Provision charged to operating expense	3,355	954	4,015	17
Recoveries credited to allowance	1,251		1,087
Loans charged against the allowance	(4,941)		(4,613)

Balance at end of period	$24,737	$1,846	$16,836	$892

Net loans charged against the allowance to
average Portfolio Loans	0.19%		0.23%

	December 31,
	2004			2003

	Amount	Average Maturity	Rate	Amount	Average Maturity	Rate

	(dollars in thousands)
Brokered CDs(1)	$576,944	1.9 years	2.56%	$416,566	2.3 years	2.43%
Fixed rate FHLB advances(1)	59,902	6.4 years	5.55	84,638	5.0 years	3.99
Variable rate FHLB advances(1)	164,000	0.4 years	2.32	104,150	0.4 years	1.30
Securities sold under agreements to
Repurchase(1)	169,810	0.2 years	2.27	140,969	0.3 years	1.22
Federal funds purchased	117,552	1 day	2.44	53,885	1 day	1.16

Total	$1,088,208	1.4 years	2.63%	$800,208	1.8 years	2.15%

(1)     Certain of these items have had their average maturity and rate altered through the use of derivative instruments, including pay-fixed and pay-variable interest rate swaps.

Capitalization

	December 31,
	2004	2003

	(in thousands)
Unsecured debt	$9,000

Subordinated debentures	64,197	$52,165
Amount not qualifying as regulatory capital	(1,847)	(1,565)

Amount qualifying as regulatory capital	62,350	50,600

Shareholders' Equity
Preferred stock, no par value
Common stock, par value $1.00 per share	21,195	19,521
Capital surplus	158,797	119,401
Retained earnings	41,795	16,953
Accumulated other comprehensive income	8,505	6,341

Total shareholders' equity	230,292	162,216

Total capitalization	$301,642	$212,816

Non-Interest Income

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003

	(in thousands)
Service charges on deposit accounts	$4,570	$3,865	$17,089	$14,668
Net gains (losses) on asset sales
Real estate mortgage loans	1,353	2,268	5,956	16,269
Securities	(1,200)	(24)	856	(779)
Title insurance fees	457	459	2,036	3,092
Bank owned life insurance	395	330	1,486	1,432
Manufactured home loan origination fees
and commissions	341	487	1,264	1,769
Mutual fund and annuity commissions	285	318	1,260	1,227
Real estate mortgage loan servicing	269	902	1,427	(294)
Other	1,789	1,247	6,424	5,220

Total non-interest income	$8,259	$9,852	$37,798	$42,604

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003

	(in thousands)
Real estate mortgage loans originated	$165,265	$153,039	$687,967	$1,123,249
Real estate mortgage loans sold	98,239	120,728	385,445	892,482
Real estate mortgage loans sold with servicing
rights released	14,767	8,330	53,082	51,847
Net gains on the sale of real estate mortgage loans	1,353	2,268	5,956	16,269
Net gains as a percent of real estate mortgage
loans sold ("Loan Sale Margin")	1.38%	1.88%	1.55%	1.82%
SFAS #133 adjustments included in the Loan
Sale Margin	(0.04%)	.43%	0.00%	0.10%

Capitalized Real Estate Mortgage Loan Servicing Rights

	Twelve months ended December 31,
	2004	2003

	(in thousands)
Balance at beginning of period	$8,873	$4,455
Servicing rights acquired	1,138
Originated servicing rights capitalized	3,341	7,700
Amortization	(1,948)	(3,655)
(Increase)/decrease in impairment reserve	(44)	373

Balance at end of period	$11,360	$8,873

Impairment reserve at end of period	$766	$722

Non-Interest Expense

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003

	(in thousands)
Salaries	$10,998	$7,508	$35,205	$27,954
Performance-based compensation
and benefits	1,085	2,312	5,301	6,872
Other benefits	2,442	2,061	9,575	8,732

Compensation and employee
benefits	14,525	11,881	50,081	43,558
Occupancy, net	1,921	1,684	7,539	6,519
Furniture and fixtures	1,649	1,414	6,122	5,539
Data processing	1,130	1,021	4,462	3,942
Advertising	908	1,117	3,787	4,011
Loan and collection	897	697	3,556	3,352
Communications	971	761	3,553	2,895
Legal and professional	723	236	2,718	1,651
Mepco claims expense			2,700
Amortization of intangible assets	755	495	2,478	1,721
Supplies	579	500	2,140	1,920
Write-off of uncompleted software			977
Loss on prepayments of borrowings				983
Other	2,204	1,704	8,555	6,415

Total non-interest expense	$26,262	$21,510	$98,668	82,506

Average Balances and Tax Equivalent Rates

	Three Months Ended December 31,
	2004			2003

	Average Balance	Interest	Rate	Average Balance	Interest	Rate

Assets	(dollars in thousands)
Taxable loans (1)	$2,254,015	$39,786	7.03%	$1,684,148	$30,687	7.25%
Tax-exempt loans (1,2)	7,580	126	6.61	9,993	190	7.54
Taxable securities	271,908	3,131	4.58	250,147	3,112	4.94
Tax-exempt securities (2)	231,409	3,978	6.84	195,470	3,516	7.14
Other investments	17,278	228	5.25	13,930	169	4.81

Interest Earning Assets	2,782,190	47,249	6.77	2,153,688	37,674	6.95

Cash and due from banks	63,775			50,023
Other assets, net	172,284			124,821

Total Assets	$3,018,249			$2,328,532

Liabilities
Savings and NOW	$859,184	1,348	0.62	$695,464	1,012	0.58
Time deposits	1,053,244	6,940	2.62	781,726	5,420	2.75
Long-term debt	7,495	76	4.03
Other borrowings	503,277	4,413	3.49	441,930	4,165	3.74

Interest Bearing Liabilities	2,423,200	12,777	2.10	1,919,120	10,597	2.19

Demand deposits	283,933			193,404
Other liabilities	82,292			57,582
Shareholders' equity	228,824			158,426

Total liabilities and shareholders' equity	$3,018,249			$2,328,532

Tax Equivalent Net Interest Income		$34,472			$27,077

Tax Equivalent Net Interest Income
as a Percent of Earning Assets			4.94%			5.00%

(1)	All domestic
(2)	Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%

Average Balances and Tax Equivalent Rates

	Twelve Months Ended December 31,
	2004			2003

	Average Balance	Interest	Rate	Average Balance	Interest	Rate

Assets	(dollars in thousands)
Taxable loans (1)	$2,004,544	$139,517	6.96%	$1,612,316	$118,277	7.34%
Tax-exempt loans (1,2)	7,637	507	6.64	11,249	898	7.98
Taxable securities	266,704	12,497	4.69	239,296	11,687	4.88
Tax-exempt securities (2)	212,441	14,914	7.02	179,668	12,992	7.23
Other investments	16,283	765	4.70	12,341	611	4.95

Interest Earning Assets	2,507,609	168,200	6.71	2,054,870	144,465	7.03

Cash and due from banks	55,728			48,839
Other assets, net	153,245			118,309

Total Assets	$2,716,582			$2,222,018

Liabilities
Savings and NOW	$805,885	4,543	0.56	$688,697	4,879	0.71
Time deposits	912,285	23,820	2.61	741,731	22,923	3.09
Long-term debt	4,549	177	3.89
Other borrowings	480,956	16,474	3.43	407,264	16,311	4.01

Interest Bearing Liabilities	2,203,675	45,014	2.04	1,837,692	44,113	2.40

Demand deposits	240,800			183,032
Other liabilities	73,574			50,283
Shareholders' equity	198,533			151,011

Total liabilities and shareholders' equity	$2,716,582			$2,222,018

Tax Equivalent Net Interest Income		$123,186			$100,352

Tax Equivalent Net Interest Income
as a Percent of Earning Assets			4.91%			4.88%

(1)	All domestic
(2)	Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%